UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 28, 2010
Date of Report (Date of earliest event reported)

Car Charging Group, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	333-149784
(State or other jurisdiction Identification No.)	(Commission File Number)	(IRS Employer Identification No.)

1691 Michigan Avenue, Suite 425
Miami Beach, Florida 33139
(Address of principal executive offices) (Zip Code)

(305) 521-0200
(Registrant’s telephone number, including area code)

 (Former Address, if changed since last report)
Copies to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Rt. 9 South, 2nd Floor
Manalapan, NJ, 07726
Tel No.: (732) 409-1212
Fax No.: (732) 577-1188

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐         Soliciting material pursuant to Rule I4a-12 under the Exchange Act (17CFR240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment of Director and Chief Executive Officer

On April 27, 2010 the Board of Directors of Car Charging Group, Inc. (the “Company”) elected Michael D. Farkas as a member of the Board of Directors and appointed him as Chief Executive Officer.

Michael D. Farkas, 38, Mr. Farkas is the founder and manager of The Farkas Group, a privately held investment firm. Mr. Farkas also currently holds the position of Chairman and Chief Executive Officer of the Atlas Group, where its subsidiary, Atlas Capital Services, a broker-dealer, has successfully raised more than $200 million for a number of public clients until it withdrew its FINRA registration in 2007. Over the last 20 years, Mr. Farkas has established a successful track record as a principal investor across a variety of industries, including telecommunications, technology, aerospace and defense, and automotive retail.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Farkas.

Related Party Transactions

Previously, The Farkas Group, controlled by Mr. Farkas, entered into a two (2) year financial consulting agreement that obligates the Company to remit $10,000 per month , 5% of any capital arranged and $500 for each introduction to a partner/landowner who allows the installation of the Company’s EV devices together with up to 500,000 warrants to acquire common stock at $.60 per share and 5% of the generated revenue from the usage of those units installed.

Employment Agreement

There is no employment agreement between the Company’s and Mr. Farkas.

Item 9.01 -Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Car Charging Group, Inc.

/s/ Andy Kinard
Andy Kinard President

/s/ Richard Adeline
Richard Adeline Chief Financial Officer

Dated: April 28, 2010